EXHIBIT 21.1

Subsidiaries of Global Indemnity Limited

Name	State/Country of Domicile
Global Indemnity Services Ltd.	Ireland
Global Indemnity Reinsurance Company, Ltd.	Bermuda
Global Indemnity Financial (U.K.) Limited	United Kingdom
Global Indemnity Group Holdings, Inc.	Delaware
Global Indemnity Holdings (U.K.) Limited	United Kingdom
U.A.I. (Ireland) Unlimited Company	Ireland
U.A.I. (Ireland) II Unlimited Company	Ireland
GBLI (Ireland) Unlimited Company	Ireland
Global Indemnity Group Limited	Ireland
Global Indemnity Group, LLC.	Delaware
American Insurance Service, Inc.	Pennsylvania
Global Indemnity Group Services, LLC	Pennsylvania
Collectibles Insurance Services, LLC	Pennsylvania
United National Insurance Company	Pennsylvania
American Reliable Insurance Company Diamond State Insurance Company	Arizona Indiana
J.H. Ferguson and Associates, LLC	Pennsylvania
Global Indemnity Insurance Agency, LLC	Pennsylvania
American Insurance Adjustment Agency, Inc.	Pennsylvania
Penn Independent Corporation	Pennsylvania
Penn-America Group, Inc.	Pennsylvania
Penn-America Insurance Company	Pennsylvania
Penn-Star Insurance Company	Pennsylvania
Penn-Patriot Insurance Company	Virginia
PIC Holdings, Inc.	Delaware